EXHIBIT 3(i)


              AMENDED CERTIFICATE OF INCORPORATION

                               of

              ALCOA INTERNATIONAL HOLDINGS COMPANY



     FIRST:  The name of the Company is Alcoa International
Holdings Company (hereinafter the "Company").

     SECOND: The address of the registered office of the Company in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

     THIRD: The purpose of the Company is to engage in any lawful act or activity for which a Company may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code of (the "GCL").

     FOURTH: The total number of shares of stock which the Company shall have authority to issue is 2,508,000 shares consisting of 2,500,000 shares of Preferred Stock, of the par value of $100.00 per share, in one or more series, each such series having such rights, powers, preferences and limitations as may be established therefor by the Board of Directors pursuant to Article FIFTH hereof; and 8,000 shares of Common Stock, of the par value of $1.00 per share. The holders of Common Stock shall have 1,000 votes per share.

     FIFTH: The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

     (a) The number of shares constituting that series and the distinctive designation of that series;

     (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; provided, however, that no series shall be granted voting rights which exceed one vote for each $100 liquidation preference pertaining to such stock; provided further, that if shares of Preferred Stock are purchased or otherwise acquired by any affiliate of the Company, such affiliate may not exercise the voting rights attached to such shares, if any; for purposes of this paragraph (c), "affiliate" shall mean any entity controlled by, in control of, or under common control with the Company;

     (d) Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange rate in such events as the Board of Directors shall determine;

     (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

     (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights or priority, if any, of payment of shares of that series; provided, that assets of the Company consisting of capital stock in subsidiary or affiliated companies that are subject to rights (including but not limited to rights of first refusal) held by other parties (except ALCOA, as defined in Article SEVENTH) will not be distributed in any such distribution or sold in connection with or in contemplation of any such distribution prior to the exercise or expiration of such rights in accordance with their terms;

     (h) Any other relative rights, preferences and limitations of that series. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid on the Common Stock with respect to the same dividend period.

     Whenever any shares of Preferred Stock are acquired by the Company, whether by purchase, redemption, conversion or exchange for other shares of the Company, or otherwise, they shall resume the status of authorized and unissued Preferred Stock without designation or series.

     SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Company, and for further definition, limitation and regulation of the powers of the Company and of its directors and stockholders:

     (1) The business and affairs of the Company shall be managed by or under the direction of the Board of Directors.

     (2) The number of directors of the Company shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Company. Election of directors need not be by written ballot unless the By-Laws so provide.

     (3) To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the filing of the Certificate to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment to or repeal of this Subsection (3) to Article SIXTH shall have any adverse effect on any right or protection of a director of the Company existing at the time of such amendment or repeal or with respect to any acts or omissions of such director occurring prior to such time. Notwithstanding anything contained in this Certificate to the contrary, the affirmative vote of the holders of not less than 66-2/3 percent of all votes entitled to be cast by the holders of stock of the Company entitled to vote in the election of directors, voting together as a single class, shall be required to amend or repeal this Subsection (3) to Article SIXTH or to adopt any provision inconsistent herewith.

     (4) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

     SEVENTH: In anticipation that (i) ALCOA will be and will remain a substantial stockholder in the Company, (ii) the COMPANY and ALCOA may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, (iii) the COMPANY and ALCOA may enter into contracts or otherwise transact business with each other and that the Company may derive benefits therefrom and (iv) the Company may from time to time enter into contractual, corporate or business relations with one or more of its directors or one or more corporations, partnerships, associations or other organizations in which one or more of its directors have a financial interest (collectively, "Related Entities"), and in recognition of the benefits to be derived by the COMPANY through its continued contractual, corporate and business relations with ALCOA (including service of officers and directors of Alcoa as officers and directors of the Company), the provisions of this Article SEVENTH are set forth to regulate and define the conduct of certain affairs, contractual relationships and other business relations of the COMPANY as they may involve ALCOA, Related Entity and the respective officers and directors of the Company and Alcoa, and the powers, rights, duties and liabilities of the Company and its officers, directors and stockholders in connection therewith. The following provisions of this Article SEVENTH are in addition to, and not in limitation of, the provisions of the GCL and the other provisions of this
Certificate:

         (1) ALCOA shall have no duty to refrain from (i) engaging in the same or similar activities or lines of business as the COMPANY, (ii) doing business with any customer of the COMPANY, or (iii) employing or otherwise engaging any officer, director or employee of the COMPANY and neither
Alcoa nor any officer or director thereof (except as provided in Subsection (2) below) shall be liable to the Company or its stockholders for breach of any fiduciary duty by reason of any such activities of ALCOA or of such person's participation therein. In the event that ALCOA acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both ALCOA and the COMPANY, ALCOA shall have no duty to communicate or offer such corporate opportunity to the COMPANY and shall not be liable to the Company or its stockholders for breach of any fiduciary duty as a stockholder of the Company by reason of the fact that ALCOA pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the COMPANY.

          (2) In the event that a director or officer of the Company who is also a director or officer of Alcoa requires knowledge of a potential transaction or matter which may be a corporate opportunity for both the COMPANY and ALCOA, such director or officer of the Company (a) shall have fully satisfied and fulfilled the fiduciary duty of such director or officer to the Company and its stockholders with respect to such corporate opportunity, (b) shall not be liable to the Company or its stockholders for breach of any fiduciary duty by reason of the fact that ALCOA pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the COMPANY, (c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Company and
(d) shall be deemed not to have breached his duty of loyalty to the Company or its stockholders and not to have derived an improper personal benefit therefrom, if such director or officer acts in a manner consistent with the following policy:

          When a corporate opportunity is offered to an officer and/or director of the Company who is also an officer and/or director of Alcoa in writing, solely in his or her designated capacity with one of the two companies, such opportunity shall belong to whichever corporation was so designated. Otherwise, (i) a corporate opportunity offered to any person who is an officer or officer and director of the Company, and who is also a director of Alcoa shall belong to the COMPANY, (ii) a corporate opportunity offered to a person who is a director of the Company and who is also an officer and/or director of Alcoa shall belong to ALCOA, (iii) a corporate opportunity offered to any person who is an officer, but not a director, of both the Company and Alcoa shall belong to ALCOA,
(iv) a corporate opportunity offered to any person who is an officer and director of both the Company and Alcoa shall belong to ALCOA, and (v) a corporate opportunity offered to any person who is an officer or an officer and director of the Company and who is also an officer or an officer and director of Alcoa shall belong to ALCOA.

     (3) If any contract, agreement, arrangement or transaction between the COMPANY and ALCOA involves a corporate opportunity and is approved in accordance with the procedures set forth in Subparagraph (4) of this Article SEVENTH, Alcoa and its officers and directors shall have fully satisfied and fulfilled their fiduciary duties to the Company and its stockholders with respect thereto under this Article SEVENTH. Any such contract, agreement, arrangement or transaction involving a corporate opportunity not so approved shall not by reason thereof result in any breach of any fiduciary duty, but shall be governed by the other provisions of this Article SEVENTH, this Certificate, the By-Laws, the GCL and by law.

         (4) No contract, agreement, arrangement or transaction between the COMPANY and ALCOA or between the COMPANY and one or more of the directors or officers of the Company, Alcoa or any Related Entity or between the COMPANY and any Related Entity shall be void or voidable for the reason that ALCOA, any Related Entity or one or more of the officers or directors of the Company, Alcoa or any Related Entities are parties thereto, or because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof which authorizes the contract, agreement, arrangement or transaction, or because his, her or their votes are counted for such purpose, and Alcoa, any Related Entity and such directors and officers (a) shall have fully satisfied and fulfilled their fiduciary duties to the Company and its stockholders with respect thereto, (b) shall not be liable to the Company or its stockholders for any breach of fiduciary duty by reason of any entering into, performance or consummation of any such contract, agreement, arrangement or transaction, (c) shall, in the case of officers and directors of the Company, be deemed to have acted in good faith and in a manner such person reasonably believes to be in and not opposed to the best interests of the Company and (d) shall, in the case of officers and directors of the Company, be deemed not to have breached their duties of loyalty to the Company and its stockholders and not to have derived an improper personal benefit therefrom, if:

              (i) The material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof which authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

              (ii) The material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the holders of capital stock entitled to vote thereon, and the contract, agreement, arrangement or transaction is specifically approved in good faith by vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon.

     (5) Contracts, agreements, arrangements or transactions entered into by the COMPANY or any Related Entity with ALCOA or any Related Entity that confer or execute equal benefits on or to the parties are deemed to be arms length and the officers and directors of the Company that approve and execute such contracts, agreements, arrangements or transaction shall be deemed to have acted in good faith and in and not opposed to the best interests of the Company.

         (6) Directors of the Company who are also directors or officers of Alcoa or any Related Entity may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract, agreement, arrangement or transaction.

        (7) Any person purchasing or otherwise acquiring any interest in shares of the stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article SEVENTH.

        (8)  For purposes of this Article SEVENTH:

             (a) A director of the Company who is Chairman of the Board of Directors of the Company or chairman of a committee thereof shall not be deemed to be an officer of the Company by reason of holding such position (without regard to whether such position is deemed an office of the Company under the By-Laws of the Company), unless such person is a full-time employee of the Company; and

              (b) "ALCOA" shall include Aluminum Company of America and all its successors by way of merger, consolidation or sale of all or substantially all of its assets, and all subsidiary corporations and all partnerships, joint ventures, associations and other entities in which Aluminum Company of America owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests, but shall not include the COMPANY;

               (c)  "Alcoa" shall include Aluminum Company of
America and all its successors by way of merger, consolidation or sale of all or substantially all of its assets;

               (d) The "COMPANY" shall include the Company and all subsidiary corporations and all partnerships, joint ventures, associations and other entities in which the Company owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power, partnership interests or similar ownership interests; and any contract, agreement, arrangement or transaction with any such entity, or with any officer or director thereof, shall be deemed to be a contract, agreement, arrangement or transaction with the COMPANY; and

               (e) "Corporate opportunities" shall include, but not be limited to, business opportunities which the COMPANY and ALCOA, as the case may be, are financially able to undertake, which are, from their nature, in the line of the COMPANY's or ALCOA's business and are of practical advantage to them, which are ones in which the COMPANY or ALCOA, as the case may be, have an interest or a reasonable expectancy, and as to which by embracing the opportunity, the self-interest of the Company or Alcoa or the officer or director, as the case may be, will be brought into conflict.

     (9) Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board of Directors required by this Certificate, the affirmative vote of at least 66-2/3% of all votes entitled to be cast by the holders of stock of the Company entitled to vote in the election of directors, voting together as a single class, shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article SEVENTH. Neither the alteration, amendment or repeal of this Article SEVENTH, nor the adoption of any provision inconsistent with this Article SEVENTH, shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     (10) Any Contract or business relation which does not comply with the rules set forth in this Article SEVENTH shall not by reason thereof be deemed void or voidable or result in any breach of any fiduciary duty, but shall be governed by the provisions of this Certificate, the By-Laws, the GCL and by law.

     EIGHTH: In the event of a Change in Control, the holders of Preferred Stock, by the affirmative vote of a majority of the outstanding shares of Preferred Stock entitled to vote in the election of directors, voting together as a single class, may require the Company to redeem such Preferred Stock at redemption price per share in cash equal to the liquidation preference plus an amount equal to all unpaid dividends thereon, including all accrued dividends, whether or not declared through the redemption date. Within five Business Days following the occurrence of a Change in Control, the Company shall notify the holders of such Preferred Stock of the Change in Control.

     (1)  For purposes of this Article EIGHTH:

          (a) "Change in Control" shall mean the acquisition by any person or group of persons of (i) beneficial ownership of a majority of the voting power of the outstanding voting stock of the Company or Alcoa, or (ii) all or substantially all of the assets of the Company or Alcoa; and

          (b) "Alcoa" shall mean Aluminum Company of America and all its successors by way of merger, consolidation or sale of all or substantially all of its assets.

          (c) "Business Day" shall mean a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which commercial banks in The City of New York, New York are authorized or required by law to close.

     (2) Notwithstanding the availability of any other remedies, whether at law or in equity, the remedies provided to the holders of Preferred Stock in this Article EIGHTH shall be the sole and exclusive remedies arising upon the failure of the Company to comply with the provisions of this Article EIGHTH; provided, however, that this paragraph (2) shall not prohibit any such holder from taking any action to prevent such failure prior to its occurrence.

         (3) Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board of Directors required by this Certificate, an 85% Vote shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article EIGHTH. "85% Vote" shall mean the affirmative vote of at least 85% of all votes entitled to be cast by the holders of stock of the Company entitled to vote in the election of directors, voting together as a single class; provided, however, that the affirmative vote of votes entitled to be cast by the holders of Preferred Stock entitled to vote in the election of directors, if any, must constitute at least 10% of the total votes entitled to be cast. Neither the alteration, amendment or repeal of this Article EIGHTH, nor the adoption of any provision inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     NINTH: Without Approval of Shareholders, the Company will not, and will not permit its subsidiaries to, tell, transfer or otherwise dispose of in one or more transactions, except in the ordinary course of business, assets having an aggregate book value of more than 50% of the Consolidated Assets of the Company. The provisions of this Article NINTH shall not apply to sales, transfers or other dispositions of assets by the Company or one of its subsidiaries to another such subsidiary or to the Company. The provisions of this Article NINTH shall expire and shall be of no further force and effect after June 30, 1992.

     (1)  For purposes of this Article NINTH:

          (a) "Consolidated Assets" of the Company shall mean the total of all assets of the Company and its Consolidated Subsidiaries (as defined in Article TENTH) which in accordance with United States generally accepted accounting principles would be included in determining total assets as shown on the balance sheet of the Company for the latest fiscal year prior to the date as of which Consolidated Assets are to be determined; and

          (b)  "Approval of Sha eholders" shall mean an 85%
Vote (as defined in Article EIGHTH).

         (2) Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board of Directors required by this Certificate, an 85% Vote shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article NINTH. Neither the alteration, amendment or repeal of this Article NINTH, nor the adoption of any provision inconsistent with this Article NINTH, shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     TENTH: The aggregate principal amount of (i) the Indebtedness of the Company and its Consolidated Subsidiaries, after eliminating intercompany items, plus (ii) all other liabilities of the Company and its Consolidated Subsidiaries, after eliminating intercompany items, in respeet of any guaranty or endorsement (except negotiable instruments for deposit or collection or similar transactions in the normal course of business) of the Indebtedness of any person, firm or corporation (other than the Company or a Consolidated Subsidiary), shall not exceed one hundred fifty percent (150%) of the Consolidated Net Worth of the Company.

     (1)  For purposes of this Article TENTH:

          (a) "Indebtedness" shall include all obligations for borrowed money, obligations (other than accounts payable and other similar items arising in the normal course of business) for the deferred payment of the purchase price of property, and lease obligations which in accordance with United States generally accepted accounting principles would be included in determining total liabilities as shown on the liability side of the balance sheet of the respective company on the date as of which Indebtedness is to be determined; and

          (b) "Consolidated Subsidiaries" means and includes only those subsidiaries whose acc unts are consolidated with the accounts of the Company in accordance with the Company's policy of consolidated as in effect from time to time and as reflected in the Company's audited statements;

          (c)  "Consolidated Net Worth" means the sum of
(i) consolidated shareholders' equity, (ii) consolidated minority interests, and (iii) preferred stocks not included in shareholders' equity, determined in accordance with United States generally accepted accounting principles.

         (2) Notwithstanding anything in this Certificate to the contrary and in addition to any vote of the Board of Directors required by this Certificate, an 85% Vote (as defined in Article EIGHTH) shall be required to alter, amend or repeal, or adopt any provision inconsistent with, any provision of this Article TENTH.

         Neither the alteration, amendment or repeal of this Article TENTH, nor the adoption of any provision inconsistent with this Article TENTH, shall eliminate or reduce the effect of this Article TENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TENTH would accrue or arise, prior to such alteration, amendment, repeal or adoption.

     ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Company may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Company.

     TWELFTH: The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as provided in this Certificate or as otherwise provided by law, the affirmative vote of a majority of all votes entitled to be cast by the holders of stock of the Company entitled to vote generally in the election of directors voting together as a single class shall be required to alter, amend, change or repeal any provision contained in this Certificate of Incorporation.